Exhibit 10.2.13

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”), dated as of March 5, 2018 (the “Effective Date), is entered into by and between Gogo LLC (the “Company”), Gogo Inc. (“Parent”) and Michael Small (the “Employee” and together with the Company and Parent, each, individually, a “Party,” and collectively, the “Parties”).

WHEREAS, the Employee is currently employed by the Company as its President and Chief Executive Officer pursuant to the Employment Agreement, dated July 29, 2010, to which the Employee, the Company and Parent are parties (the “Employment Agreement”);

WHEREAS, pursuant to that certain Officer Indemnification Agreement between the Employee and Parent dated June 21, 2013 (“Officer Indemnification Agreement”), Parent assumed certain indemnification obligations related to the Employee and Employee’s status as an officer of Parent or one or more of Parent’s subsidiaries;

WHEREAS, the Company and the Employee have agreed that the Employee will separate from employment with the Company and resign as director of Parent, both effective as of March 4, 2018 (“Separation Date”); and

WHEREAS, the Employee and the Company desire to enter into an agreement regarding the Employee’s separation from employment with the Company and resignation as director of Parent and a release of claims.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Employee agree as follows:

1.     Subject to the terms and conditions of this Agreement, in consideration of the Employee’s promises herein, and provided that the Employee does not revoke his execution of this Agreement pursuant to Paragraph 16 below, the Employee’s employment with the Company will terminate at the close of business on the Separation Date. From the date hereof through the Separation Date, the Employee will continue to receive his current base salary, his current benefits and be reimbursed for any business expenses. The Employee hereby resigns, effective as of the Separation Date, from employment with and as director of Parent, the Company and their subsidiaries and affiliates in all respects, including without limitation from each officer, executive or director position held with Parent, the Company and their subsidiaries and affiliates.

2.    The Company and the Employee understand and agree as follows:

A.	The Company shall pay the Employee $58,333, less tax withholding to the extent required by law, which represents an amount equal to thirty (30) days of the Employee’s current base salary as pay in lieu of notice of termination.

B.	The Company shall pay Employee a lump sum payment of $501,200, less tax withholding to the extent required by law, which represents the Employee’s annual bonus that the Employee earned for the 2017 fiscal year of the Company at the same time bonuses are paid to other Company executive officers.

C.	The payments in Subparagraphs 2(A) and 2(B) are not conditioned on the execution of this Agreement.

3.    In consideration of entry by the undersigned into this Agreement, and subject to Subparagraph (E) of this Paragraph 3, the Employee shall be entitled to the following severance payments and benefits:

A.	The Company shall pay the Employee the total gross amount of $700,000, less tax withholding to the extent required by law, which represents an amount equal to twelve (12) months of the Employee’s current base pay. The Company will pay the Employee the amount described in Subparagraph 3(A) of this Agreement less required withholdings, in 12 equal installments, by direct deposit, on the Company’s regular payroll dates commencing on the sixtieth day after the Separation Date and provided the Employee has returned to the Company all Company equipment and/or property, has satisfied all outstanding debts to the Company, and has paid off all amounts owed on any and all corporate credit cards.

B.

The Employee holds the unvested equity awards under the Aircell Holdings Inc. Stock Incentive Plan, the Gogo Inc. 2013 Omnibus Incentive Plan or the Gogo Inc. 2016 Omnibus Incentive Plan (each a “Plan” and collectively the “Plans”) or any Stock Option Agreement, Restricted Stock Agreement, Restricted Stock Unit Agreement, Performance RSU Agreement or Performance Option Agreement between the Company and Employee (collectively, the “Equity Agreements”) set forth on Exhibit A attached hereto. Notwithstanding anything to the contrary contained in the Plans or the Equity Agreements, subject to Subparagraph (F) of this Paragraph 3, (i) any unvested equity awards will continue to vest on the schedule set forth on the applicable Equity Agreement for the 12-month period following the Separation Date as set forth on Exhibit A attached hereto, (ii) any time-based equity awards that are not eligible to vest in the 12-month period following the Separation Date as set forth on Exhibit A attached hereto shall vest immediately at the end of such 12-month period, (iii) any performance-based equity awards that are not eligible to vest in the 12-month period following the Separation Date as set forth on Exhibit A attached hereto shall be forfeited, cancelled and terminated, without any liability or obligation on the part of the Parent in respect thereof, as of the Separation Date, (iv) any vested options, including any options that vest pursuant to clause (i) of this Subparagraph 3(B), will remain exercisable through the end of the earlier of (x) the 24-month period following the Separation Date and (y) the tenth anniversary of the applicable grant date of the options, (v) any performance-based equity awards that remain unvested at the end of such 12-month period shall be forfeited, cancelled and terminated, without any liability or obligation on the part of the Parent in respect thereof, as of the end of such 12-month period and (vi) any vested options that remain unexercised at the end of the applicable exercise period described in clause (iv) of this Subparagraph (B) of this Paragraph 3 shall be forfeited, cancelled and terminated, without any liability or obligation on the part of the Parent in respect thereof, as of the end of such applicable exercise period. For purposes of this Subparagraph (B) of this Paragraph 3 only, the Separation Date shall be deemed to be March 14, 2018, and all time periods that are calculated with reference to the Separation Date shall be calculated from March 14, 2018.

C.	Should Employee timely elect to continue coverage pursuant to COBRA, the Company will reimburse Employee, for the twelve (12) month period beginning on the Separation Date, for the COBRA premiums due to maintain health insurance coverage that is substantially equivalent to that which he received immediately prior to the Separation Date.

D.	The Company shall pay the Employee the total gross amount of $250,000, less tax withholding to the extent required by law. The Company will pay the Employee the amount described in this Subparagraph 3(D) of this Agreement less required withholdings, in lump sum, by direct deposit, on the Company’s first regular payroll date that is at least five (5) business days after this Agreement becomes irrevocable and provided the Employee has returned to the Company all Company equipment and/or property, has satisfied all outstanding debts to the Company, and has paid off all amounts owed on any and all corporate credit cards.

E.	The Company shall reimburse Employee for up to $25,000 of attorney’s fees incurred in connection with drafting and negotiation of this Agreement. Payment of the reimbursement will be made promptly after Employee’s submission to the Company of documentation reflecting the amount of attorney’s fees incurred in connection with drafting and negotiation of this Agreement.

F.

The Company’s obligation to provide the Employee with the severance benefits described in Subparagraphs 3(A), (B), (C), (D) and (E) of this Agreement is conditioned on (a) the Employee’s execution, on or after the Separation Date, of this Agreement, and (b) the failure of the Employee to revoke his execution of this Agreement within the seven (7) day period following execution of this Agreement. If the Employee does not comply with either of these conditions (either by failing to execute this Agreement on or after the Separation Date or by revoking his execution of this Agreement within the aforementioned seven (7) day period), neither the Company nor Parent shall have any obligation to provide the Employee with any of the severance benefits described in Subparagraphs (A), (B), (C), (D) and (E) of this Paragraph. The

Employee acknowledges and agrees that the Employee would not be entitled to the benefits described in Subparagraphs (A), (B), (C), (D) and (E) of this Paragraph, if the Employee had not agreed to and fully complied with the foregoing terms and conditions set forth in this Subparagraph (F). In addition, the Company’s obligation to provide the Employee with the severance benefits described in Subparagraph (B) of this paragraph 3 is conditioned on the Employee’s continued compliance in all material respects with his post-termination obligations under this Agreement (including but not limited to the obligations pursuant to Sections 4 and 5 of the Employment Agreement). If the Employee does not comply in all material respects with such post-termination obligations, the Parent shall have no obligation to provide the Employee with any of the severance benefits described in Subparagraph (B). The Employee further acknowledges and agrees that the Employee would not be entitled to the benefits described in Subparagraphs (B) of this paragraph, if the Employee had not agreed to and fully complied with all of the terms and conditions set forth in this Subparagraph (F).

4.    The Employee understands that the benefits set forth in Paragraphs 2 and 3 of this Agreement are all the Employee is entitled to receive from the Company except for the Plans and any Equity Agreements, in each case to the extent vested as of the date on which Employee’s employment by the Company terminates except as otherwise provided in this Agreement. Employee will receive no further wage, commission, bonus or other payments from the Company. Except as set forth in this Agreement or as otherwise required by applicable law, the Employee’s participation in and rights under any Plan will be governed by the terms and conditions of such Plan, which may be amended, modified, suspended or terminated by the Company at any time for any or no reason to the extent permitted by law; provided that the Company will not amend, modify, suspend, or terminate any Plan in a way that adversely affects in a manner differently than the rights of other Plan participants Employee’s rights under the Plans or Equity Agreements as of the Separation Date or Employee’s rights under this Agreement. The Change of Control Agreement, dated March 6, 2013, between Parent and the Employee and the Employment Agreement will terminate on the Separation Date except for those obligations in the Employment Agreement that survive termination as enumerated in Section 9(c) of the Employment Agreement.

5.    Promptly after the Separation Date, the Company will make a copy of (i) the hard drive(s) for and data on Employee’s computer(s) used in connection with Employee’s employment with the Company; and (ii) Employee’s entire e-mail, instant-messaging, and/or other electronic communication accounts used in connection with Employee’s employment with the Company, including all personal, back-up, or archived folders, in each case in the Company’s possession as of the Separation Date, and shall preserve such data for a period of five (5) years after the Separation Date.

6.    The term “Released Parties” as used in this Agreement includes (i) the Company, its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); (ii) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed in clause (i)

of this paragraph; and (iii) the predecessors, successors, and assigns of each entity listed in clauses (i) and (ii) of this paragraph. The term “Future Released Parties” as used in this agreements means any Released Party other than (x) the Company, its past or present parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); (y) the past and present owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed in clause (x) of this paragraph; and (y) the predecessors, successors, and assigns of each such entity. The term “Current Released Parties” means the Released Parties other than the Future Released Parties.

7.     Employee, and anyone claiming through the Employee or on the Employee’s behalf, hereby releases the Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that the Employee now has, has ever had, or may ever have against the Company and/or any of the other Released Parties arising from or related to any act or omission occurring prior to or on the date on which the Employee signs this Agreement, excepting those claims that cannot by law be waived. Without limiting the foregoing, the claims released by the Employee hereunder include, but are not limited to:

A.    all claims for or related in any way to the Employee’s employment or other service, compensation, other terms and conditions of employment or service, or termination from employment or service with the Company and Parent hereunder, including without limitation all claims for salary, bonus, severance pay, or any other compensation or benefit;

B.    all claims that were or could have been asserted by the Employee or on the Employee’s behalf: (i) in any federal, state, or local court, commission, or agency; (ii) under any common law theory; or (iii) under any employment, contract, tort, federal, state, or local law, regulation, ordinance, constitutional provision, or executive order; and

C.    all claims that were or could have been asserted by the Employee or on the Employee’s behalf arising under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act of 1967 , Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Chicago Human Rights Ordinance, the Cook County Human Rights Ordinance, the Illinois Human Rights Act, as amended, the Illinois Constitution, any state labor code, any equivalent local laws, statutes and ordinances and any existing employment agreement or potential entitlement under any Company program or plan.

The release set forth in this Paragraph does not apply to and does not release the Employee’s entitlement to receive any benefits earned under any Plan or any award granted thereunder in accordance with the terms and conditions of the applicable Equity Agreement or any right to indemnification to which he is entitled as a current or former director or officer of the Company, Parent or any of their respective subsidiaries, including without limitation any right to indemnification under the Company’s or Parent’s organizational documents or the Officer Indemnification Agreement. In addition, the release set forth in this Paragraph does not apply to and does not release any existing claim against any Future Released Party that is not and would not be a claim against any Current Released Party. Further, in the event that a Released Party who is a natural person brings a claim against the Employee (other than as a counterclaim in defense of a claim first brought by the Employee), the release set forth in this Paragraph shall not be deemed to preclude any counterclaim brought against such natural person Released Party in compliance with Rule 11 of Federal Rules of Civil Procedure and any similar applicable state rule.

8.    The Company and Parent hereby release the Employee from any and all claims (including claims on the Company or Parent’s behalf), whether currently known or unknown, that the Company and/or Parent now has or has ever had against the Employee arising from or related to any act or omission occurring prior to or on the date on which the Company and/or Parent signs this Agreement through its authorized agent, except those claims that cannot by law be waived. Without limiting the foregoing, the claims released by the Company and Parent hereunder include, but are not limited to:

A.    all claims for or related in any way to the Employee’s employment, compensation, other terms and conditions of employment, or termination from employment with the Company hereunder, including without limitation all claims for salary, bonus, severance pay, or any other compensation or benefit; and

B.    all claims that were or could have been asserted by the Company or on the Company’s behalf: (i) in any federal, state, or local court, commission, or agency; (ii) under any common law theory; or (iii) under any employment, contract, tort, federal, state, or local law, regulation, ordinance, constitutional provision, or executive order.

9.    The Parties represent and warrant, respectively, that (A) the they have not filed or initiated any legal or other proceedings against any other Party and that the Employee has not filed or initiated any legal or other proceedings against any of the Released Parties; (B) no such proceedings have been initiated on behalf of a Party against any other Party (or any of the Released Parties); (C) the Party is the sole owner of the claims that are released in Paragraphs 6 or 7 above, as applicable; (D) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (E) the Party has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

10.    Except as provided in this Agreement, the Employee acknowledges and agrees that the Employee is not entitled to and will not receive any payments, benefits, or recovery of any kind from the Company or other Released Parties, including any bonus or severance payments. In the event of any further proceedings whatsoever based upon any matter released herein, the Company and each of the other Released Parties shall have no further monetary or other obligation of any kind to the Employee, including without limitation any obligation for any costs, expenses and attorneys’ fees incurred by or on behalf of the Employee.

11.    The Employee acknowledges and agrees that, following the Separation Date, the Employee will continue to be bound by and obligated to comply with the obligations contained in the Employee Proprietary Information and Inventions Agreement previously entered into between the Employee and the Company and the obligations pursuant to Sections 4 and 5 of the Employment Agreement, which survive the termination of the Employee’s employment.

12.    The Employee acknowledges and agrees that the Employee has no present or future right to employment with the Company or any of the other Released Parties.

13.    The Employee confirms that he will not communicate regarding his termination of employment or other service verbally or otherwise with any current or former employee or other person in a manner that is inconsistent with the Company’s public disclosures regarding his termination (provided that such disclosure is consistent with this Paragraph or required by applicable law) or as authorized by the Company. Without limiting the foregoing, the Employee agrees to refrain from all conduct, verbal or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of the Company or any of the other Released Parties. The Company agrees to refrain from all conduct, verbal or otherwise, that disparages or damages or could disparage or damage the reputation or standing in the community of the Employee.

14.    Except as stated in this Paragraph, the Parties agree that this Agreement and Exhibit A, and the contents thereof, are confidential, and that no Party may disclose any contents of this Agreement or Exhibit A to any person, including legal counsel for such person(s), corporation, association, or other entity, except that the Parties may disclose the Agreement and Exhibit A (or the terms and provisions thereof) to: (i) their attorneys; (ii) in the case of the Company and Parent, their employees; (iii) their accountants and tax consultants; (iv) other representatives or entities as required and compelled by law or lawful court order; (v) in the case of the Employee, his spouse, if applicable; and (vi) upon the advance written consent of either Party; provided, in each case, any such disclosure shall be conditioned upon the strict confidentiality and nondisclosure of this Agreement and its contents consistent with the terms hereof. Notwithstanding the foregoing, the Parties acknowledge and agree that Parent may disclose this Agreement and Exhibit A and the contents thereof as Parent determines to be necessary or appropriate to comply with its disclosure obligations under applicable law, and the confidentiality provisions of the Paragraph shall not apply to the Parties to the extent of such public disclosure. Additionally, the Parties agree that this Agreement may be used as evidence in a possible lawsuit in which either the Employee or the Company alleges the other party has breached this Agreement.

15.    Nothing in this Agreement is intended to or shall be construed as an admission by the Company that the Company or any of the other Released Parties have violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Employee or otherwise. The Company and the other Released Parties expressly deny any such illegal or wrongful conduct.

16.    THE EMPLOYEE ACKNOWLEDGES, UNDERSTANDS, AND AGREES THAT: A. THE EMPLOYEE HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS AGREEMENT; B. THE EMPLOYEE RELEASES AND WAIVES CLAIMS UNDER THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EMPLOYEE ALREADY IS ENTITLED; C. THE EMPLOYEE HEREBY IS AND HAS BEEN ADVISED TO HAVE THE EMPLOYEE’S ATTORNEY REVIEW THIS AGREEMENT BEFORE SIGNING IT; D. THE EMPLOYEE HAS TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER TO SIGN THIS AGREEMENT AND TO RETURN A SIGNED COPY TO THE COMPANY; AND E. WITHIN SEVEN (7) DAYS FROM THE DATE ON WHICH THE EMPLOYEE RETURNS A SIGNED COPY OF THIS AGREEMENT TO THE COMPANY (“THE REVOCATION PERIOD”), THE EMPLOYEE MAY, AT THE EMPLOYEE’S SOLE OPTION, REVOKE HIS/HER ACCEPTANCE OF THE AGREEMENT BY GIVING WRITTEN NOTICE OF SUCH REVOCATION TO KAREN JACKSON, SENIOR VICE PRESIDENT HUMAN RESOURCES. THE AGREEMENT WILL

NOT BECOME BINDING AND EFFECTIVE ON EITHER THE COMPANY OR THE EMPLOYEE UNTIL THIS SEVEN-DAY REVOCATION PERIOD HAS EXPIRED WITHOUT ANY SUCH REVOCATION.

17.    In the event of any inconsistency between this Agreement and the Employment Agreement, this Agreement shall control. This Agreement may be modified only in writing, and any party’s failure to enforce this Agreement in the event of one or more events that violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.

18.    This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Illinois. Any dispute or conflict arising out of or relating to this Agreement, except for an action brought by the Company to enforce the obligations described in Paragraph 11 of this Agreement, must be brought in a court that has jurisdiction over matters in Cook County, Illinois. Furthermore, the Employee agrees such court shall have personal jurisdiction over him and further agrees to waive any rights he may have to challenge the court’s personal jurisdiction over him/her.

19.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

20.    Following the Separation Date and notwithstanding Employee’s termination of employment or Paragraph 7 of this Agreement, Employee’s rights to indemnification under the organizational documents of the Company and Parent and under the Officer Indemnification Agreement shall continue notwithstanding his termination of employment as to actions or inactions by Employee while an officer or director of the Company or Parent. In addition, following the Separation Date, the Company shall continue to cover Employee under its directors and officers liability insurance policy on the same basis as other current, future or former officers and directors generally for so long as liability may exist with respect to such actions or inactions. In the event that the Parent amends the officer indemnification agreements it maintains with all of its current officers generally in a manner that is more favorable than the Officer Indemnification Agreement, it will offer to amend the Officer Indemnification Agreement in the same manner.

21.    Should any Party prevail in an action to enforce any provision arising out of this Agreement, and successfully establishes a breach of this Agreement or prevails in defense of any such action, such Party shall, in addition to any other relief to which it is entitled, be awarded its reasonable costs and attorneys’ fees incurred in any such action.

22.    For a period of six (6) months following the Separation Date, in order to continue facilitating the transition of his responsibilities, Employee will use reasonable efforts to make himself available by telephone or, if necessary, in person to respond to Company requests for information; provided, however, that such efforts shall not interfere with any other employment arrangement into which Employee enters during such period.

23.    Section 19 of the Employment Agreement is hereby incorporated by reference herein. Employee recognizes that he is a “specified employee,” as defined in Section

409A of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, notwithstanding any other provision in this Agreement, to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Employee’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Employee’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six (6) month anniversary of the separation from service or (b) the date of Employee’s death.

[Signature Page Follows]

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:

/s/ Michael Small
Michael Small

GOGO LLC

By:	/s/ Marguerite M. Elias
Name:	Marguerite M. Elias
Title:	Executive Vice President, General Counsel and Secretary

GOGO INC.

By:	/s/ Ronald LeMay
Name:	Ronald LeMay
Title:	Chairman

Exhibit A

Equity Awards

Grant Date	Grant Type	Unvested Awards as of March 4, 2018	Unvested Equity Awards Eligible for Continued Vesting	Unvested Awards Forfeited as of the Separation Date[1]	Unvested Awards Eligible for Accelerated Vesting on One Year Anniversary of the Separation Date
5/28/2014	Options	65,000	65,000	—
5/28/2014	Restricted Stock	10,000	10,000	—
5/26/2015	Options	88,550	44,275	—	44,275
5/26/2015	Restricted Stock	11,250	5,625	—	5,625
6/24/2016	Options	132,825	44,275	—	88,550
6/24/2016	Restricted Stock	16,875	5,625	—	11,250
6/24/2016	Performance Options	55,300	27,650	27,650	—
6/24/2016	Performance RSUs	7,000	3,500	3,500	—
3/14/2017	Options	100,000	50,000	—	50,000
3/14/2017	Restricted Stock	10,000	5,000	—	5,000
3/14/2017	Performance Options	81,870	40,935	40,935
3/14/2017	Performance RSUs	10,430	5,215	5,215
2/17/2018	Performance Options	173,500	43,375	130,125
2/17/2018	Performance RSUs	26,500	6,625	19,875

[1]	“Separation Date,” as used in this Exhibit A, is to a defined term in Subparagraph (B) of Paragraph 3 of the Agreement.